Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 John W. Sweet Executive Vice President and CIO (414) 978-6467	Investors: The Ruth Group David Burke 646 536-7009 dburke@theruthgroup.com

PHYSICIANS REALTY TRUST ANNOUNCES $20.7 MILLION ACQUISITIONS DURING SEPTEMBER AND $180 MILLION IN PENDING ACQUISITIONS UNDER CONTRACT

$295 Million in Healthcare Real Estate Investments Completed Year to Date 2014

Milwaukee, WI, September 8, 2014 — Physicians Realty Trust (NYSE:DOC) (the “Company”), a self-managed healthcare real estate company, announced today that it has closed $20.7 million of investments during the first week of September 2014, consisting of two separate acquisitions. Together, these two acquisitions will average a first year unlevered cash yield of approximately 7.5%.

The Company closed on the purchase of a 15,662 square foot surgery center located in Mansfield, Texas. The building is 100% occupied by Baylor Surgicare at Mansfield, a multi-specialty surgery center owned by a joint venture of over 20 surgical specialist physicians, United Surgical Partners, Inc. and an affiliate of the Baylor Scott & White Healthcare System. The total purchase price was approximately $8.5 million with a first year unlevered yield of 7.8%.

The Company also closed on the purchase of the Eye Center of Southern Indiana (the “Eye Center”) located in Bloomington, Indiana. The Eye Center is a 32,096 square foot single-tenant medical office building and ambulatory surgical center that is 100% occupied by the physicians of the Eye Center of Southern Indiana, which has approximately 30 years of stand-alone experience in the medical/surgical ophthalmic care. The total purchase price was approximately $12.2 million with a first year unlevered yield of approximately 7.3%. As partial payment toward the purchase price of the property, an aggregate of 272,191 common units in the Company’s operating partnership (“OP Units”) were issued to the sellers of the property, which were valued at approximately $4.0 million (based on the closing price of the Company’s common shares on the NYSE for the three trading days prior to closing). In connection with the closing, the Eye Center tenant entered into a new 15 year absolute net lease.

“We are very happy to complete these two acquisitions,” said John T. Thomas, Physician Realty Trust’s Chief Executive Officer.  “The Baylor Surgicare ASC in Mansfield, Texas is located in one of the fastest growing suburbs in the Dallas-Fort Worth market. With strong demographics in this market and tenants which include a joint venture of high quality surgeons and an affiliate of one of the best and largest healthcare systems in the United States, we believe this will be an excellent long-term opportunity.  The acquisition includes land for expansion of the facility, enabling these providers to expand the facility for office space or surgical capacity as needed.

“Additionally, The Eye Center of Southern Indiana is one of the most clinically efficient, well designed and constructed facilities I’ve ever toured,” continued Mr. Thomas. “Dr. Dan Grossman and his physician partners have established and operate a very well managed and clinically superior practice focused on primary and surgical care of the eye.  We are pleased to have the opportunity to partner with them as they continue to serve their current and future patients from across the state of Indiana.”

“We built our facility to enable us to provide the highest quality surgical and primary eye care, in the most clinically efficient manner,” said Dr. Dan Grossman, founder of the Eye Center. “Frankly, we had no plans to ever sell the facility, but when I was introduced to John Thomas and Physicians Realty Trust, I gained the confidence in them to partner with us in our facility. We were so impressed, we contributed the facility to DOC’s operating partnership in exchange for OP Units and look forward to a long-term relationship with John and the DOC team.”

PENDING ACQUISITIONS

In addition, the Company is announcing that its operating partnership’s subsidiaries have entered into definitive agreements that total approximately $180 million in pending acquisitions as follows:

•                  Mark H. Zangmeister Cancer Center, Columbus, Ohio: The facility is a 109,667 square foot, multi-tenant medical office building that is 100% occupied by Mid-Ohio Oncology/Hematology (“Mid-Ohio”) and Mt. Carmel Health System (“Mt. Carmel”), a member of Trinity Health, one of the nation’s largest Catholic health systems, serving patients and communities in 21 states. Mid-Ohio is a physician group of cancer and blood disorder treatment specialists with over 30 years of experience as a private practice and occupies almost 90% of the building. Mt. Carmel occupies the remainder of the building and specializes in radiation oncology. The building is being acquired for approximately $36.6 million with a first year unlevered yield of approximately 7.0%.

•                  Berger Medical Center, Orient, Ohio: The facility is a 31,528 square foot medical office building that is 78% occupied by Berger Hospital d/b/a Berger Health System and is being acquired for approximately $6.8 million with a first year unlevered yield of approximately 7.5%.

•                  Three medical facilities, Texas: The buildings consist of approximately 180,497 square feet and currently are 92.5% occupied and consist of a specialty surgical hospital and two medical office buildings that primarily are leased to an orthopedic group in a metro area in Texas. The portfolio is being acquired for approximately $46.6 million payable in a combination of cash and OP Units, the amount of which to be determined at closing. As partial payment of the purchase price for the properties, tenant improvement allowances will be provided.  The portfolio has a first year unlevered yield of approximately 7.8%.

•                  Two medical office buildings, Columbus and Westerville, Ohio: The facilities total approximately 95,749 square feet and are 100% occupied. The total purchase price for the buildings is approximately $24.5 million with a first year unlevered yield of approximately 7.1%.

•                  Outpatient care center and medical office building, Michigan: The facility consists of an approximately 176,000 square foot outpatient care center and medical office building and is 100% occupied. The facility is being acquired for approximately $46.5 million with a first year unlevered yield of approximately 6.8%. At the closing, the selling physicians group, with more than 1,500 affiliated physicians representing primary care and all major surgical specialties, will enter into a new 15 year triple net master lease with annual rental escalations and renewal options.

•                  Ambulatory surgery center and medical office building, Florida:  The ambulatory surgery center and medical office building is 46,016 square feet.  The national hospital system that leases and operates the surgery center has a right of first refusal to purchase the facility and the closing of the acquisition of this property is subject to the waiver or expiration of such right. The purchase price for the buildings is approximately $19 million with a first year unlevered yield of approximately 7.7%.

Each pending acquisition described above is subject to customary closing conditions and there can be no assurance the Company will complete any of these transactions or acquire any of these buildings.

“We have been sourcing and evaluating what we believe to be high quality investment opportunities for DOC and our shareholders,” said John W. Sweet, Executive Vice President and Chief Investment Officer of Physicians Realty Trust. “Upon closing of all of the acquisitions under contract, we will add more than 639,000 rentable square feet of high quality clinical medical space, that is more than 98% leased on long-term triple net leases with annual rent escalations.  We are particularly proud of the fact that more than 600,000 square feet of our recent and pending acquisitions are utilized by high quality healthcare systems and affiliated physicians, including some of the largest and most recognized healthcare systems in the United States.

“Our relationships continue to introduce us to a number of investment opportunities. We are excited that all of the hard work and travel during this past summer to meet with physicians and tour facilities for possible investments has produced this number of acquisition opportunities. Assuming all pending acquisitions announced today close, we will have completed more than $473 million in high quality healthcare real estate investments so far in 2014.”

REDEMPTION OF OP UNITS

Pursuant to that certain First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated July 24, 2013, among the Company and the limited partners set forth therein (as it may be further amended from time to time, the “partnership agreement”), limited partners, other than the Company, have redemption rights, to cause the operating partnership to redeem their common units in the Company’s operating partnership (“OP Units”) in exchange for cash or, at the Company’s option, for common shares on a one-for-one basis, generally commencing one year from the date of issuance of such OP Units. Pursuant to the terms of the partnership agreement, certain limited partners, including the four healthcare real estate funds that the Company has classified for accounting purposes as its “predecessor” and refers to as the “Ziegler Funds”, exercised their respective redemption rights and in connection therewith, the Company intends to purchase on or about October 1, 2014 an aggregate of 545,750 OP Units in exchange for an aggregate of approximately $8 million in cash (assuming the cash payments were made on September 8, 2014) and the Company intends to issue 2,005,101 of the Company’s common shares to redeem 2,005,101 OP Units. The actual per OP Unit purchase price for the 545,750 OP Units the Company has agreed to purchase for cash will be equal to the average of the last reported sales price on the NYSE of the Company’s common shares for the ten consecutive trading days immediately preceding October 1, 2014.

Such common shares issued will be issued (a) in private placements in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and (b) to “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act. The resale of the common shares by the then selling shareholders and former limited partners has been registered by the Company under the Securities Act pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-197842), filed with the Commission on August 4, 2014, which was declared effective by the Commission on August 19, 2014.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company is a Maryland real estate investment trust and will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with its short taxable year ended December 31, 2013 upon the filing of its U.S. federal income tax return for such year. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries.

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will” , “intend”, “should”, “believe”, “expect”, “anticipate”, “project”, “estimate” or other similar words or expressions that do not relate solely to historical matters, it is making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to the Company’s opportunities to acquire properties and the Company’s ability to close its anticipated acquisitions on currently anticipated terms, or within currently anticipated timeframes. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. This may be a result of various factors, including, but not limited to, the satisfaction of closing conditions to the anticipated acquisitions and unanticipated difficulties relating to the anticipated acquisitions. Additional factors are discussed in the Company’s annual and periodic reports and other documents filed with the SEC, copies of which are available on the SEC’s website,www.sec.gov. The Company undertakes no obligation to update these statements after the date of this release.